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                                  EXHIBIT 10.1
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                                                                  EXECUTION COPY

                                    AGREEMENT

PAXAR CORPORATION (the "Company"), and ARTHUR HERSHAFT ("Executive") agree to enter into this AGREEMENT dated as of July 11, 2001 as follows:

1.       PURPOSE.

The Company acknowledges and recognizes the value of Executive's services, which services are of special, unique and extraordinary character. The Company desires to continue to employ Executive and retain his abilities and services through December 31, 2005 and, thereafter, to continue to obtain his advice as a member of the Company's Board of Directors (the "Board"). In recognition of his long and faithful service to the Company, the Company also desires to provide Executive and his spouse with the retirement benefits specified in this Agreement.

2.       1986 EMPLOYMENT AGREEMENT SUPERSEDED.

(a) Executive and the Company originally entered into an Employment Agreement dated as of December 16, 1986, and amended as of January 1, 1996 (as amended, the "1986 Agreement"). The parties have agreed that the terms and conditions set forth in this Agreement shall supersede any and all provisions of the 1986 Agreement and any other existing oral or written agreements, representations, or warranties, between Executive and the Company, and that such agreements shall be null and void and of no further force and effect, except as otherwise specifically provided in this Agreement.

(b) Notwithstanding the termination of the 1986 Agreement as of the Effective Date, the Company shall be required to pay Executive in accordance with the terms of 1986 Agreement (i) any accrued but unpaid base salary under the 1986 Agreement for services rendered before the Effective Date, (ii) the amount of any compensation earned and deferred under the 1986 Agreement by Executive before the Effective Date, (iii) any earned but unpaid incentive compensation for any calendar year ended before the Effective Date, and (iv) any expenses required to be reimbursed under the 1986 Agreement that have accrued but are unpaid as of the Effective Date.

3.       EMPLOYMENT.

The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the terms, and subject to the conditions, set forth in this Agreement effective as of January 1, 2001 (the "Effective Date").

4.       PERIOD OF EMPLOYMENT; AGREED RETIREMENT DATE.

The parties agree that Executive's last day of employment with the Company will be December 31, 2005, unless his employment is extended to such later date as may be mutually agreed upon by the parties or terminated earlier in accordance with Section 10 below. As used in this Agreement, (a) the phrase "Employment Period" refers to Executive's period of employment



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from the Effective Date until his last day of employment and (b) the phrase
"Agreed Retirement Date" means December 31, 2005, or such later date as may be mutually agreed upon by the parties.

5.       MEMBERSHIP ON BOARD OF DIRECTORS.

During the period ending as of the earlier of December 31, 2010 or Executive's attainment of the Board's mandatory retirement age, the Company shall include Executive in the management slate for election as a director and shall recommend his election at any stockholders' meeting at which his term otherwise would expire.

6.       POSITIONS; DUTIES AND RESPONSIBILITIES.

(a) Executive shall have the following duties and responsibilities as a member of the Board:

         (i) Executive shall continue to serve as the Chairman of the Board until December 31, 2003 or such other date as is mutually agreed by the parties. In his capacity as Chairman, Executive shall have the customary duties and responsibilities of Chairman.

         (ii) During the period commencing as of termination of Executive's service as Chairman of the Board and ending on the Agreed Retirement Date, Executive shall serve as Chairman of the Executive Committee of the Board or in such comparable position as the Board may determine. In such capacity, Executive shall have such duties and responsibilities as are customary for such position and such other duties and responsibilities as the Board may designate from time to time.

         (iii) During the period commencing after his Agreed Retirement Date and for as long as Executive is a member of the Board, Executive shall have the same duties and responsibilities as other non-employee members of the Board.

(b) Executive shall have the following positions, duties and responsibilities as an employee of the Company during the Employment Period:

         (i) Executive shall continue to serve as the Company's Chief Executive Officer until August 31, 2001 (or such earlier date as is mutually agreed to by the parties). In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such position.

         (ii) On and after September 1, 2001 (or such earlier date as is mutually agreed to by the parties), Executive shall cease to serve as the Company's Chief Executive Officer and the Company shall employ Executive as a senior executive officer during the remainder of the Employment Period. In such capacity, Executive shall report to the Board and shall have such duties and responsibilities as the


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                  Board may assign from time to time consistent with Executive's position as a senior executive officer.

(c) Executive agrees to serve the Company faithfully, to devote such business time, attention and energies as is necessary or appropriate to the performance of his duties, and to perform the duties under this Agreement to the best of his abilities.

(d) Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company's rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company, except as otherwise specifically provided herein.

7.       COMPENSATION AND BENEFITS DURING EMPLOYMENT PERIOD.

Executive shall receive the following compensation and benefits during the Employment Period.

(a) BASE SALARY. The Company shall pay Executive a base salary at the annual rate in effect immediately prior to the Effective Date of this Agreement ("Base Salary") in accordance with the compensation policy applicable to the Company's senior executive officers. The Board may increase Executive's Base Salary from time to time in its discretion. The Board also may reduce Executive's Base Salary, provided that it has also reduced the base salaries of other senior executive officers and the reduction of Executive's Base Salary is comparable with that of the other senior executive officers. Such Base Salary shall be paid in accordance with the Company's standard payroll practice for senior executive officers.

(b) ANNUAL INCENTIVE COMPENSATION. Executive shall be eligible to receive annual incentive compensation in the form of a cash bonus, profit sharing or otherwise as the Board or the Compensation Committee may grant the Executive from time to time in accordance with targets and other criteria established by the Board or the Compensation Committee for senior executive officers of the Company. For calendar years 2001, 2002, and 2003, Executive's annual bonus award will be equal to 75% of his Base Salary in effect for the calendar year, if the Company achieves 100% of the plan targets. For calendar years 2004 and 2005, Executive's annual bonus award will be equal to 50% of his Base Salary in effect for the calendar year, if the Company achieves 100% of the plan targets.

(c) STOCK OPTIONS. For calendar years 2001, 2002 and 2003, Executive shall participate in the Company's stock option plans and be eligible to receive grants under such plans in accordance with the Company's policy applicable to senior executive officers. Unless the Board or Compensation Committee provides otherwise, Executive shall not be eligible to receive additional grants under the stock option plans awarded for any periods of service beginning on and after January 1, 2004.


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(d)      BENEFIT PLANS, FRINGE BENEFITS AND VACATIONS. Executive shall be eligible to participate in or receive benefits under any pension plan, 401(k) savings plan, nonqualified deferred compensation plan, supplemental executive retirement plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other employee benefit or fringe benefit plan, generally made available by the Company to senior executive officers in accordance with the eligibility requirements of such plans and subject to the terms and conditions set forth in this Agreement.

(e) COMPANY-PROVIDED AUTOMOBILE. The Company shall continue to provide Executive with the full-time use of an automobile and payment of related expenses at the same style and level as provided to Executive immediately prior to the Effective Date of this Agreement.

(f) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the Company's customary practices applicable to senior executive officers.

(g) PRIVATE OFFICE, PERSONAL ADMINISTRATIVE ASSISTANT, OTHER SERVICES AND SUPPORT. The Company shall furnish Executive with a private office of a size and with the furnishings and other appointments, an exclusive personal administrative assistant selected by Executive at his sole discretion, and such other facilities, services and staff, in each case at a level that is consistent with his position, duties and responsibilities.

8.       SUPPLEMENTAL RETIREMENT BENEFIT.

The Company shall pay Executive a supplemental retirement benefit as follows:

(a) The supplemental retirement benefit will be an amount equal to 60% of Executive's Final Average Compensation. The following rules shall apply for purposes of determining Executive's Final Average Compensation:

         (i) If Executive's last day of employment occurs before December 31, 2004, his Final Average Compensation shall be equal to the average of Executive's Total Compensation for the three (3) calendar years of the last five (5) full calendar years of Executive's employment with the Company preceding such last day of employment in which Executive earned the highest Total Compensation (as defined in clause (iv) below).

         (ii) If Executive's last day of employment occurs on or after December 31, 2004, but before December 31, 2005, his Final Average Compensation shall be equal to the average of Executive's Total Compensation for the three (3) calendar years of the last six (6) full calendar years of Executive's employment with the Company


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                  preceding such last day of employment in which Executive
                  earned the highest Total Compensation.

         (iii) If Executive's last day of employment occurs on or after December 31, 2005, his Final Average Compensation shall be equal to the average of Executive's Total Compensation for the three (3) calendar years of the last seven (7) full calendar years of Executive's employment with the Company preceding such last day of employment in which Executive earned the highest Total Compensation.

         (iv) "Total Compensation" means the total Base Salary and incentive compensation earned by Executive for a calendar year, including compensation earned in one calendar year and paid or payable in a subsequent calendar year.

         It is the intention of the parties that if Executive's last day of employment occurs on December 31, then the year in which such last day of employment occurs shall be included as a full calendar year for purposes of determining Executive's Final Average Compensation.

(b) The Company shall pay the supplemental retirement benefit to Executive in equal monthly installments commencing on the first day of the first calendar month after the last date on which Executive is entitled to receive payment of Base Salary under Section 7(a) or 11(d) of this Agreement.

(c) In the event of Executive's death, the Company shall pay to his surviving spouse until her death or such earlier date as determined in accordance with Section 24(f) below an amount equal to 50% of the supplemental retirement benefit determined under Section 8(a) above in equal monthly installments. Such payments will commence as soon as practicable following Executive's date of death.

(d) The supplemental retirement benefit will be payable to Executive and his surviving spouse if Executive's employment is terminated before the Agreed Retirement Date, regardless of the reason for termination of employment.

9.       COMPENSATION AND BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT.

In addition to the supplemental retirement benefit described in Section 8 above, the Company will provide Executive and his spouse with the benefits described in this Section 9 following termination of his employment if Executive continues in employment until the Agreed Retirement Date or if Executive's employment is terminated before the Agreed Retirement Date for any reason other than Cause pursuant to Section 10(c) below:

(a) HEALTH INSURANCE. The Company shall provide the following health insurance benefits to Executive and his spouse:




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         (i)      If Executive is not eligible for Medicare as of the last day of his employment, the Company shall provide for Executive's and his spouse's continued coverage under all Company health benefit plans, programs, or arrangements, whether group or individual, at a level of coverage that is at least as favorable as provided to Executive during the Employment Period until the date on which Executive first becomes eligible for Medicare. The Company shall pay the full cost for such coverage. In the event that Executive's participation in any such Company plan, program, or arrangement is prohibited, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive from the Company under such plan, program, or arrangement, for such period.

         (ii) The Company shall provide the following health insurance benefits to Executive and his spouse after Executive becomes eligible for Medicare:

                  (A) The Company shall pay the full annual premium for any Medicare supplemental insurance coverage selected by Executive until his death.

                  (B) The Company shall provide Executive's surviving spouse (as determined in accordance with Section 24(f) below) with health insurance coverage (through the purchase of insurance or otherwise) that is substantially similar to the coverage that she would have received if Executive had continued in active employment until she becomes eligible for Medicare. The Company shall pay the full cost of such coverage.

(b) STOCK OPTIONS. Upon Executive's last day of employment, all outstanding unexercised stock options granted to Executive under the Company's employee stock option plans (i) shall become fully vested and exercisable as of his last day of employment and (ii) shall continue to be exercisable until the option expiration date (determined without regard to Executive's employment termination date).

(c) POST EMPLOYMENT OFFICE AND OFFICE SERVICES. After Executive's last day of employment, whenever the Executive so requests, the Company will provide office space for him at a level commensurate with his status as the Company's former Chief Executive Officer and Chairman of the Board. In addition, during this period, whenever the Executive so requests, the Company will also provide the Executive with the services of an administrative assistant who, in the opinion of the Executive, is capable of providing services at a level equal to the administrative services provided to the Executive during the Employment Period. The Company shall have the obligation to provide such office and administrative services to Executive at the Company's headquarters or at such other Company location, acceptable to Executive, where such services can be provided. If, on the Executive's last day of employment, the Company's headquarters are located more than ten (10) miles from their present location, then if requested by Executive, the Company shall provide such office and administrative services to Executive at a location within such ten-mile radius acceptable to Executive.



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(d)      DIRECTOR'S FEES AND EXPENSES. During the period that Executive continues to serve as a member of the Board, the Company shall continue to provide Executive with the same fees, expense reimbursements and other benefits as are provided to other non-employee members of the Board.

10.      TERMINATION OF EMPLOYMENT BEFORE THE AGREED RETIREMENT DATE.

Executive's employment under this Agreement may be terminated prior to the Agreed Retirement Date under any of the circumstances set forth in this Section 10.

(a)      DEATH. Executive's employment shall terminate upon Executive's death.

(b) TOTAL DISABILITY. The Company may terminate Executive's employment upon his becoming "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement without reasonable accommodation. Executive's receipt of disability benefits under the Company's long-term disability benefits plan (the "LTD Plan") or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive's receipt of such long-term disability benefits or Social Security benefits, the Company's Board of Directors (the "Board") may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Totally Disabled.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment for "Cause". Such termination shall be effective as of the date specified in the written notice of termination provided to Executive.

         (i) For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction (including conviction on a nolo contendere plea) of (I) a crime involving the commission by Executive of a felony or (II) a criminal act intended to result directly or indirectly in substantial gain or personal enrichment to Executive at the expense of the Company, but excluding any such conviction that results solely from Executive's title or position with the Company and is not based on his personal conduct; or (B) willful misconduct or gross negligence in connection with the business of the Company or an affiliate occurring after the Effective Date of this Agreement that results in material damage to the Company or the affiliate or to their respective businesses, whether monetary or otherwise; or (C) persistent failure to observe or perform Executive's duties and responsibilities or to comply with Company policies as set forth in Section 6 hereof after written notice thereof by the Company; or (D) breach of any of the covenants set forth in Section 13 or 14 of this Agreement.



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         (ii)     Executive's employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based was done or omitted to be done as a result of bad judgment or negligence on Executive's part.

         (iii) Any determination of Cause under this Agreement shall be made by resolution duly adopted by the affirmative vote of all of the non-employee members of the Board at a meeting of the Board called and held for that purpose. Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard before such vote is taken by the Board.

(d) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive's employment under this Agreement without Cause after providing ninety (90) days' prior written notice of termination to Executive.

(e) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate his employment under this Agreement for "Good Reason" after providing thirty (30) days' written notice to the Company. Termination of employment by Executive for "Good Reason" shall be deemed to have occurred, if Executive terminates his employment following the occurrence of any of the following:

         (i) The Company's failure to comply with its obligations under this Agreement in any material respect if such failure continues for thirty (30) days after notice in writing from Executive specifying such failure.

         (ii) The failure by the Company to obtain an assumption of the obligations of the Company under this Agreement as required by
                  Section 20(a).

(f) TERMINATION BY EXECUTIVE OTHER THAN FOR GOOD REASON. Executive may terminate his employment under this Agreement for any reason other than "Good Reason" pursuant to Section 10(e) above after providing thirty
         (30) days' prior written notice to the Company.

(g) NOTICE OF TERMINATION. Any termination by the Company or by Executive under this Agreement shall be communicated by notice of termination to the other party hereto. For purposes of this Agreement, a Notice of Termination shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon to terminate Executive's employment and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.



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11.      COMPENSATION AND BENEFITS PAYABLE FOLLOWING TERMINATION PRIOR TO THE
         AGREED RETIREMENT DATE.

In the event that Executive's employment is terminated prior to the Agreed Retirement Date, Executive (or his surviving spouse, beneficiary or estate, as the case may be) shall receive the following compensation and benefits:

(a) DEATH. In the event that Executive's employment is terminated by reason of his death:

         (i) HEALTH INSURANCE. The Company shall provide Executive's surviving spouse with the health insurance benefits set forth in Section 9(a)(ii)(B) above.

         (ii) STOCK OPTIONS. All outstanding unexercised stock options granted to Executive shall become fully vested and exercisable as of Executive's date of death.

         (iii) SUPPLEMENTAL RETIREMENT BENEFIT. The Company shall provide Executive's surviving spouse with the supplemental retirement benefit set forth in Section 8(c) above.

(b) TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of his Total Disability pursuant to Section 10(b) above:

         (i) HEALTH INSURANCE. The Company shall provide Executive and his spouse with the health insurance benefits set forth in Section 9(a) above.

         (ii) STOCK OPTIONS. All outstanding unexercised stock options granted to Executive under the Company's stock option plans
                  (A) shall become fully vested and exercisable as of his employment termination date and (B) shall continue to be exercisable until the option expiration date (determined without regard to Executive's employment termination).

         (iii) SUPPLEMENTAL RETIREMENT BENEFIT. The Company shall provide Executive with the supplemental retirement benefit set forth in Section 8 above and shall have no further obligations under
                  Section 5 or Section 9(c) hereof.

(c) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 10(c) above:

         (i) The Company shall provide Executive with the supplemental retirement benefit set forth in Section 8 above and shall have no further obligations under Section 5 or Section 9 hereof.

         (ii) If Executive notifies the Company in writing that he intends to contest the termination for Cause, then the Company shall continue to provide Executive with the compensation and benefits that he would have received if he had continued in


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                  employment until the issuance of a final determination
                  pursuant to the arbitration procedure set forth in Section 17 below that his employment was terminated for Cause or, if earlier, the date Executive ceases to contest such termination. If, however, the Company is the prevailing party in such arbitration or Executive ceases to contest the termination after having given the required notice, then the Company shall have the right to recover from Executive all compensation paid to Executive under this clause (ii) and the reasonable cost of all benefits provided to him under this clause (ii), in each case in excess of the amounts that would have otherwise been payable or provided to him under this Agreement; the Company shall have the further right to set off any such amounts payable by Executive against any amounts payable by the Company under this Agreement.

(d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company without Cause pursuant to Section 10(d) above or Executive terminates his employment for Good Reason pursuant to Section 10(e) above:

         (i) CONTINUATION OF COMPENSATION AND BENEFITS. The Company shall continue to provide Executive the compensation and benefits set forth in Section 7 above which would have been payable to him if he had continued to perform his normal duties and responsibilities on a full-time basis until the earlier of (i) the Agreed Retirement Date or (ii) his death, subject to clause (ii) below relating to the payment of annual incentive compensation.

         (ii) ANNUAL INCENTIVE COMPENSATION. The Company shall pay Executive the amounts described in this clause (ii) in lieu of the annual incentive compensation set forth in Section 7(b) above:

                  (A) For each calendar year commencing after Executive's last day of employment, the Company shall pay Executive an amount equal to the incentive compensation Executive would have earned under the Company's annual incentive compensation plan for such calendar year had the Company achieved 100% of such plan's targets for such calendar year.

                  (B) For the calendar year in which Executive's employment is terminated, the Company shall pay Executive (I) the amount determined under Section 11(f) below, plus
                           (II) an amount equal to a pro rata portion (based on the number of days remaining in the calendar year following Executive's last day of employment) of the incentive compensation Executive would have earned under the Company's incentive compensation plan for such calendar year had the Company achieved 100% of such plan's targets for such calendar year.

                  (C) Payments for any calendar year under this clause (ii) shall be made at the same time and in the same manner as incentive compensation is paid to


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                           senior executive officers who are participants in
                           such annual incentive compensation plan.

         (iii) STOCK OPTIONS. All outstanding unexercised stock options granted to Executive under the Company's stock option plans
                  (A) shall become fully vested and exercisable as of his employment termination date and (B) shall continue to be exercisable until the option expiration date (determined without regard to Executive's employment termination).

         (iv) SPECIAL RETIREMENT BENEFITS. Executive and his surviving spouse will receive (A) the supplemental retirement benefit described in Section 8 and (B) the additional retirement benefits described in Section 9 above, commencing on the earlier of the Agreed Retirement Date or Executive's death.

(e) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. In the event that Executive terminates his employment without Good Reason pursuant to
         Section 10(f) above Executive and his surviving spouse shall receive
         (A) the supplemental retirement benefits described in Section 8 and (B) the additional retirement benefits described in Section 9 above, commencing as of the last day of Executive's employment.

(f) ANNUAL INCENTIVE COMPENSATION. In the event that Executive's employment is terminated for any reason prior to the last day of a calendar year, the Company shall pay Executive (or his personal representative) an amount equal to the pro rata portion (based on the number of days of employment prior to the termination date) of the annual incentive compensation that would have been payable to Executive if he had continued in employment through the end of the calendar year. Such amount will be paid at the same time and in the same manner as the annual incentive compensation for such year is paid to other senior executive officers.

(g) EARNED BUT UNPAID COMPENSATION. Upon termination of Executive's employment under Section 10 hereof, the Company shall pay Executive (or his personal representative) any accrued but unpaid Base Salary for services rendered to the date of termination, the amount of any compensation previously earned and deferred by Executive, any earned but unpaid incentive compensation for any calendar year ended prior to the year in which is employment terminates, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of the termination. The Company shall pay all of the foregoing amounts, except for earned but unpaid incentive compensation, within 30 days after the date of termination; earned but unpaid incentive compensation for any calendar year ended prior to the year in which Executive's employment terminates shall be paid at the same time as the Company pays incentive compensation to its other senior executives.

(h) OTHER COMPENSATION AND BENEFITS. Except as may otherwise be provided under this Agreement,



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         (i)      any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 7(d) above shall be determined and paid in accordance with the terms of such plans, policies and arrangements; and

         (ii) Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.


12.      ADDITIONAL COMPENSATION FOLLOWING CHANGE OF CONTROL.

(a) APPLICABILITY. Executive shall be entitled to the compensation and benefits described in this Section 12 if (i) a Change of Control (as hereinafter defined) occurs and (ii) on or within three years after the Change of Control Effective Date (as hereinafter defined), Executive's employment is terminated by the Company without Cause pursuant to
         Section 10(d) above or Executive terminates his employment for Good Reason pursuant to Section 10(e) above.

(b) ADDITIONAL COMPENSATION. In addition to the compensation and benefits set forth in Section 11(d) above, the Company shall pay Executive an amount equal to the excess (if any) of:

         (i) the product of (A) 2.99 TIMES (B) the sum of (I) an amount equal to Executive's annual rate of Base Salary at the rate in effect immediately prior his employment termination date and
                  (II) the amount of annual incentive compensation that the Executive would have received had the Company achieved 100% of the Company's incentive compensation plan targets for the calendar year in which his employment termination date occurs; over

         (ii)     the amount payable under Section 11(d) above;

         provided, however, that in no event shall the additional cash compensation payable under this Section 12(b) exceed an amount equal to one dollar ($1) less than the amount that would trigger the excise tax payable under Section 4999 of the Internal Revenue Code with respect to "excess parachute payments," as defined in Section 280G of the Code, it being the intention of the parties that the Company shall have no obligation to make any payment under this Section 12(b) to Executive upon termination of his employment that would result in the requirement to pay such excise tax. Such additional cash compensation shall be payable to Executive in a single lump sum within thirty (30) days after his employment termination.

(c)      Subject to the provisions of Section 12(d) the amount described in
         Section 12(b) shall be initially determined by a certified public accounting firm designated by the Company and agreed to by Executive (the "Accounting Firm") which determination shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accounting Firm shall be borne by the Company. The determination of the Accounting Firm of the amount payable under
         Section 12(b) shall be binding on the Company and Executive, and no greater amount shall be owed by the Company. Notwithstanding the preceding sentence, if any amount is finally determined pursuant to
         Section 12(d) to be subject to the excise tax described in Section 12(b), the Executive shall repay excess amount to the Company within 90 days of such final determination.

(d) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Executive of the additional tax described in Section 12(b) (determined without regard to the repayment obligation of the Executive). Such notification shall be given as soon as practicable, but no later than ten (10) business days, after Executive is informed in writing of such claim and whether Executive chooses to defend such claim at his own cost and expense or desires the Company to defend such claim. If Executive notifies the Company that he desires the Company to defend such claim, then the Company shall defend such claim at its cost and expense. If Executive elects to have the Company defend such claim, Executive shall apprise the Company of the notice of such claim and (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request from time to time; and (iii) cooperate with the Company in good faith in order to effectively contest such claim.

(e) ESTABLISHMENT OF TRUST. In the event that Executive notifies the Company that this Section 12(c) is to become effective, the Company shall, as soon as possible, but in no event later than five (5) business days after receipt of notice, take the following actions:

         (i) The Company shall establish an irrevocable trust for the purpose of providing funds for the payment of the supplemental retirement benefits payable pursuant to Section 8 of this Agreement. Such trust shall be a grantor trust containing provisions which are the same as, or are similar to, the provisions contained in the model "rabbi trust" set forth in IRS Revenue Procedure 92-64. The Company shall pay all costs relating to the establishment and maintenance of the trust and the investment of funds held in such trust.

         (ii) The Company shall make an irrevocable contribution to the Trust in an amount that is sufficient to pay Executive (and his surviving spouse) the supplemental retirement benefits pursuant to Section 8 above

(f)      DEFINITIONS. For purposes of this Section 12:

         (i) "Change of Control" shall have the meaning set forth in Appendix A attached to this Agreement.

         (ii) "Change of Control Effective Date" means the date on which a Change of Control occurs provided that if (A) a Change of Control occurs, (B) Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and (C) such termination
                  (I) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (II) otherwise arose in connection or in anticipation of a Change of Control, then for all purposes under this Section 12, the Change of Control Effective Date shall mean the date immediately prior to the date of such termination of employment.

13.      RESTRICTIVE COVENANTS.

(a) RESTRICTIONS. Executive covenants that, except in furtherance of his duties hereunder and as approved by the Board or Chief Executive
         Officer:

         (i) COMPETITIVE ACTIVITY. During the Restricted Period (as hereinafter defined), Executive shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership, trust or other business or governmental entity (collectively, together with any individual, a "Person") that engages in, or assists others in engaging in or conducting, any business that deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services anywhere in the world that the Company does business as of Executive's last day of employment; provided, however, that the restrictions set forth above shall not be deemed to exclude the Executive from acting as director of a corporation for the benefit of the Company with the consent of the Board; and provided, further, that the restrictions set forth above shall not be deemed to prohibit Executive from owning or acquiring securities issued by any corporation whose securities are listed on a national securities exchange or are quoted on Nasdaq or the OTC Bulletin Board, provided that the Executive at no time owns, directly or indirectly, beneficially or otherwise, one (1%) percent or more of any class of any such corporation's outstanding capital stock.

         (ii) NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, Executive shall not knowingly provide or solicit to provide to any Person any goods or services that are competitive with those provided by the Company or that would be competitive with the goods or services that the Company has planned to provide. The term "customer" shall mean any Person to whom the Company has provided goods and services during the last five
                  (5) years of Executive's employment by the Company.

         (iii) NON-SOLICITATION OF COMPANY PERSONNEL. During the Restricted Period, Executive will not solicit for employment, or attempt to solicit, directly or by assisting others, any employee of Company with whom Executive had contact during Executive's employment with the Company. For the purposes of this paragraph, "contact" means any interaction whatsoever between Executive and the other employee.

         (iv) PROTECTED INFORMATION. Executive shall not divulge to others, nor shall he use at any time during the Restricted Period or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company, including information relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.

         (v) NON-DISPARAGEMENT. Executive covenants and agrees that during the Restricted Period or at any time thereafter, Executive shall not, directly or indirectly, in public or private, deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the Company or any of its employees, members of its board of directors or agents, nor shall Executive assist any other person, firm or company in so doing.

(b) DEFINITION OF "RESTRICTED PERIOD." For purposes of this Agreement, the term "Restricted Period" shall mean the Employment Period and the period of five (5) years after the end of the Employment Period.

(c) ENFORCEMENT OF COVENANTS. Executive acknowledges that his breach of any of the restrictive covenants contained in this Section 13 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 13, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or in equity. If any portion of this
         Section 13 is adjudicated to be invalid or unenforceable, this Section 13 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 13 in the jurisdiction in which such adjudication is made.

14.      PROPRIETARY PROPERTY.

(a) OWNERSHIP OF PROPRIETARY PROPERTY. Executive agrees that any and all inventions, discoveries, investigations, know-how, trade secrets and developments or improvements in technology (collectively "Inventions") as well as any and all Proprietary Information (as defined in Section 14(b)) created, developed, conceived of or discovered during the Employment Period (i) by Executive (solely or jointly with others) either (A) in the course of his employment or engagement, on the Company's time or with the Company's materials or facilities, or (B) relating to any subject matter with which his work for the

         Company is or may be concerned or to any business in which the Company or any of its subsidiaries or affiliated companies is involved, regardless of how or when he shall have created, developed, conceived, or discovered such Inventions or Proprietary Information (collectively, "Proprietary Property"), or (ii) by or for the Company, or (iii) by any independent Person and thereafter acquired by the Company, and which are within the Executive's knowledge or possession in the case of (i) above or that come into the Executive's knowledge or possession during the Restricted Period in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Executive, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by Executive as an employee, consultant or retiree of the Company and not in any way for his own benefit. Executive shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that it has therein and thereto under the provisions of this Section. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by Executive, or suggested by Executive to the Company, during the Employment Period, Executive does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Executive shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the Employment Period, the Executive will, upon the request and at the expense of the Company, (A) obtain patents or copyrights on, or (B) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or
         (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. Executive shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after the Employment Period, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

(b) DEFINITION OF PROPRIETARY INFORMATION. As used in this Agreement, "Proprietary Information" means any information about the affairs of the Company or any of its subsidiaries or affiliates, including, without limitation, trade secrets, trade "know-how", inventions, customer lists, client lists, business plans, operational methods, pricing policies, marketing plans, sales plans, identity of suppliers, trading positions, sales, profits or other financial information, which is confidential to the Company or any of its subsidiaries or affiliates or is not generally known in the relevant trade, regardless of whether Executive developed such information.

(c) DISCLOSURE OF PROPRIETARY PROPERTY. During the Employment Period and thereafter, the Executive will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

15.      INDEMNIFICATION.

(a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including services with respect to employee benefits plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the Company's state of incorporation against all cost, expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under paragraph (a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c) The Company shall continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other senior executive officers.

16.      WITHHOLDING OF TAXES.

The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

17.      ARBITRATION OF DISPUTES.

Except as provided in Section 13 above, any dispute, controversy or claim arising out of or pursuant to this Agreement or the breach hereof shall be settled by arbitration in the City of New York, State of New York. Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes, existing at the date thereof, of the American Arbitration Association. The dispute, controversy or claim shall be submitted to three arbitrators, one arbitrator to be selected by the Company, one arbitrator to be selected by the Executive and the third arbitrator to be selected by the two so selected by the Company and the Executive, or if they cannot agree on a third, by the American Arbitration Association. In the event that either the Company or the Executive within one (1) month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof to the other party in accordance with the terms of Section 23 of this Agreement, the arbitrator for such party shall be selected by the American Arbitration Association. Meetings of the arbitrators shall be held in New York, New York, or at such other place or places as may be agreed upon by the parties and the arbitrators. The results of final determination of any such arbitration proceedings shall be binding on the parties hereto and a judgment may be entered in any court having jurisdiction.

18.      PAYMENT OF FEES, EXPENSES AND INTEREST.

If Executive is the prevailing party in any arbitration conducted under Section 17 hereof, the Company shall promptly reimburse Executive for all fees and expenses (including legal, consultants' and other professional fees and expenses) incurred by Executive in connection with such arbitration. In addition, the Company shall pay Executive interest on any delayed payment under this Agreement at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code (or any successor to such section).

19.      NO CLAIM AGAINST ASSETS.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of Executive. Subject to Section 12(c) above and Section 20 below, the Company shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive's rights under this Agreement shall be limited to those of an unsecured general creditor of the Company and its affiliates.

20.      SUCCESSORS AND ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

(a) COMPANY SUCCESSOR. In the event of a Change of Control, the Company shall require any person (or persons acting as a group) who acquires ownership or effective control of the Company or ownership of a substantial portion of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such Change of Control had taken place. In the event that the Company fails to obtain such agreement prior to or concurrently with the effectiveness of any such Change of Control, the Company shall establish an irrevocable trust fund or similar arrangement containing assets sufficient to assure payment of all obligations under this Agreement, provided that Executive's right to payment from such trust fund or arrangement shall be no greater than the right of an unsecured creditor of the Company and its affiliates. As used in this Agreement, the "Company" shall mean the Company as defined in the first sentence of this Agreement and any Person (or group) that acquires ownership or effective control of the Company or ownership of a substantial portion of the business or assets of the Company or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

(b) ASSIGNMENT BY EXECUTIVE. The rights and benefits of Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; provided, however, that nothing in this Section 20 shall preclude Executive from designating a beneficiary or beneficiaries to receive any benefit payable on his death.

21.       ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive's employment. It may not be amended except by a written agreement signed by both parties.

22.      GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

23.      NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those persons listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:

         Paxar Corporation
         105 Corporate Park Drive
         White Plains, New York 10604
         Attention: General Counsel

To Executive:

         Arthur Hershaft
         2 Gray Oaks Lane
         Greenwich, Connecticut 06830

24.      MISCELLANEOUS.

(a) NO SET-OFF, ETC. Except as otherwise provided in Section 11(c)(ii), the Company's obligation to make the payments provided for in this Agreement and otherwise perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive.

(b) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) SEVERABILITY. If any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(d) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(e) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(f) TERM OF PAYMENTS TO AND BENEFITS FOR SURVIVING SPOUSE. If Janet Hershaft, Executive's spouse on the date of this Agreement, is Executive's surviving spouse at the time of his death, then she shall be entitled to receive the payments to and benefits provided for a surviving spouse under Sections 8 and 9 of this Agreement for the periods specified therein. However, if Janet Hershaft is not Executive's surviving spouse at the time of his death, for purposes of Sections 8 and 9 of this Agreement, Executive's surviving spouse, if any, shall be entitled to receive the amounts payable to and benefits provided for a surviving spouse under this Agreement until the earlier of (i) the date of such surviving spouse's death or (ii) the last date on which Janet Hershaft would have been entitled to receive such payment or benefit, the date of death of such surviving spouse being deemed to be the last day of Janet Hershaft's life expectancy used by the Company for purposes of preparing the Company's financial statements to determine the accrual of the Company's expenses resulting from such payments and benefits.

(g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.







                             SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year set forth below.


PAXAR CORPORATION                            EXECUTIVE


By: /s/ Leo Benatar                          /s/ Arthur Hershaft
   ------------------------------------      -----------------------------------
                                             Arthur Hershaft

Name: Leo Benatar
      ---------------------------------

Title: Chairman, Compensation Committee      Date: July 11, 2001
       --------------------------------            -----------------------------

Date: July 11, 2001
      ---------------------------------

                                   APPENDIX A

                         DEFINITION OF CHANGE OF CONTROL

For purposes of Section 12 of this Agreement, "Change of Control" means:

(a) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (A), the following acquisitions of stock shall not result in a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2), and (3) of subsection (c) of this definition; or

(b) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board of Directors; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (any such corporation being referred to herein as a "Resulting Corporation"), in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, immediately prior to such Business Combination, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or a Resulting Corporation) beneficially owns, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of such Resulting Corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.








                                      A-2